Exhibit 4.22
DATED 16 January 2015

JOINT VENTURE AND SUBSCRIPTION AGREEMENT

between
WILHELMSEN SHIP MANAGEMENT HOLDING LIMITED
AND
DIANA SHIP MANAGEMENT INC.
AND
DIANA WILHELMSEN MANAGEMENT INC.

CONTENTS
CLAUSE
1.	INTERPRETATION	2
2.	BUSINESS OF THE COMPANY	5
3.	COMPLETION	5
4.	FINANCE	6
5.	OBLIGATIONS OF DIANA	7
6.	OBLIGATIONS OF WILHELMSEN	7
6A.	THE COMPANY GREEK OFFICE - CONDITIONS	7
7.	COMPETITION	8
8.	NON-POACH	8
9.	ACCOUNTS AND FINANCIAL REPORTING	8
10.	ACCESS TO INFORMATION	9
11.	ANNUAL BUDGET AND BUSINESS PLAN	9
12.	OPERATION OF BANK ACCOUNTS	10
13.	BOARD OF DIRECTORS	10
14.	BOARD MEETINGS	11
15.	LANGUAGE OF MEETINGS	12
16.	GROUP COMPANIES	12
17.	DAY-TO-DAY MANAGEMENT OF THE COMPANY AND ITS GROUP	12
18.	RESERVED MATTERS	12
19.	DISTRIBUTION OF PROFITS	13
20.	INTELLECTUAL PROPERTY	13
21.	CONFIDENTIALITY	13
22.	TAXATION	14
23.	DEADLOCK	14
24.	TRANSFER OF SHARES	15
25.	COMPULSORY TRANSFER	16
26.	DRAG ALONG	16
27.	TAG ALONG	17
28.	TERM AND TERMINATION	17
29.	WINDING UP AND CONSEQUENCES OF TERMINATION	18
30.	WARRANTIES	19
31.	LIMITATION OF LIABILITY	19
32.	GENERAL	19
33.	ASSIGNMENT	20
34.	WAIVERS AND AMENDMENTS	20
35.	SERVICE OF NOTICES	21
36.	GOVERNING LAW AND JURISDICTION	21
SCHEDULE 1 RESERVED MATTERS		23

Agreed Form Documents
•	Management Agreement
•	WSM Services Agreement
•	DSS Services Agreement

THIS AGREEMENT is dated 15 January 2015
PARTIES
(1)	Wilhelmsen Ship Management Holding Limited, a company incorporated and registered in Hong Kong with company number 294252 whose registered office is at Unit 1610, 16th Floor, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong (WSM');
(2)	Diana Ship Management Inc., a company incorporated and registered in the Marshall Islands with company number 72086 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 ('Diana'); and
(3)	Diana Wilhelmsen Management Inc., a company incorporated and registered in the Marshall Islands with company number 71900 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the 'Company'),
(each a 'Party' and together the 'Parties').
BACKGROUND
(A)	The Company was incorporated in the Marshal Islands on 24 September 2014. As at the date of this Agreement, Diana is the sole shareholder of the Company holding 1 Ordinary Share of a par value of US$1.
(B)	The current Directors of the Company are Mrs Semiramis Paliou and Mr loannis Zafirakis.
(C)	WSM and Diana wish to subscribe for Ordinary Shares in the Company in accordance with the terms of this concord
(D)	This Agreement sets out the terms upon which WSM and Diana shall invest in the Company and how the Joint Venture shall be operated by the Parties.
1.	INTERPRETATION
1.1	Definitions In this Agreement:
A Director	means a director of the Board appointed in accordance with this Agreement and the Articles that has been nominated by WSM;

Affiliate
means, in respect of a non-natural person, any person controlling, controlled by or under common control with that person including any member of the same Group of that person provided, however, that the Shareholders shall not be deemed to be Affiliates of the Company and vice versa;

Annual Budget	means the annual budget agreed by the Shareholders in accordance with clause 11 (Annual Budget and Business Plan);

Annual Business Plan	means the annual business plan agreed by the Shareholders in accordance with clause 11 (Annual Budget and Business Plan);

Applicable Law
means any law (statutory, common or otherwise), constitution, code, rule, regulation, order, judgment, decree or similar authority enacted, adopted, promulgated or applied by any Governmental Authority (and in all cases includes all applicable local anti-bribery and anti-corruption laws and regulations and any international or national economic and/or trade sanctions and embargoes in effect from time to time and 'Governmental Authority' shall include any national or local government, any regulatory authority, any governmental authority, department, bureau, agency, commission, board or tribunal, any crown corporation and any licensing body, court, judicial body or arbitral body, or other law, rule or regulation-making entity);

Articles	means the articles of association and by-laws of the Company;

B Director	means a director of the Board appointed in accordance with this Agreement and the Articles that has been nominated by Diana;

Board	means the board of directors of the Company from time to time or any validly constituted committee thereof;

Business Day	means a day on which banks in the City of London, Oslo and Athens are open for business generally;

Buyer	means a bona fide arm's length purchaser;

Company Greek Office	means the office of the Company in Greece to be established under clause 3.6 of this Agreement and pursuant to the provisions of art. 25 of Greek law 27/195 as amended and currently in force;

Deed of Adherence	means a deed of adherence to this Agreement in the form reasonably approved by the Board;

Diana Group
means Diana Shipping Inc. of the Marshall Islands and its subsidiaries from time to time (excluding, for the avoidance of doubt, any Group Company); and 'member of the Diana Group' shall be construed accordingly;

DSS	means Diana Shipping Services S.A. of Panama;

DSS Services Agreement	means a services agreement in the agreed form between DSS and the Company for the provision of services to the Company;

Group
means, in relation to any company, that company and any other company which, at the relevant time, is its ultimate parent or subsidiary or a direct or indirect subsidiary of its parent; and 'member' of a Group shall be construed accordingly;

Group Company	means the Company and each member of its Group, excluding, for the avoidance of doubt, the Shareholders and their respective Groups;

Important Business
means any decision (or proposed decision) of the Board:

(a)            to make any change to the Company's dividend policy, funding policy or capital policy;

(b)            to adopt or materially alter or significantly depart from the Annual Budget or Annual Business Plan;

(c)            to issue or redeem any Shares or other securities or financial products; or

(d)            that affects the ability of the Shareholders to continue their association in the spirit of utmost good faith as required by clause 2.3.

Insolvency Event
means each and any of the following occurring in relation to the relevant Party:

(a)            the issue of a petition for the winding-up of the Party. This sub-clause (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged or dismissed within 28 days of commencement or, if earlier, the date on which it is advertised;

(b)            the making of an order or an effective resolution being passed for winding up, liquidation or dissolution except for the purpose of a solvent reconstruction or amalgamation (made with the consent of the other Parties, such consent not to be unreasonably withheld or delayed) where the resulting entity assumes all of the obligations of the relevant Party under this Agreement in writing;

(c)            the appointment of an administrative receiver, administrator,

trustee, liquidator, manager or similar officer;

(d)            an encumbrancer, receiver (including an administrative receiver) or other similar officer taking possession of or a distress, execution, sequestration or process is levied or enforced which is levied or enforced upon the whole or any material part of such Party's undertaking, property, assets or revenues;

(e)            the making or proposing of making of a composition, scheme, compromise or arrangement, with any class of creditors or for the benefit of creditors generally;

(f)            such Party being unable to pay debts as they fall due; or

(g)            the occurrence in any relevant jurisdiction of anything equivalent or analogous to any of those matters referred to in paragraphs (a), (b), (c), (d), (e) and (f) above in relation to the relevant party;

Joint Venture	means the operation of the Company for the purpose of undertaking the business described in clause 2.1;

Legal Representative	means the individual who shall be appointed as the legal representative of the Company Greek Office as described in clause 3.6(a);

Management Agreement	means the ship management agreement in agreed form between each owner of a vessel specified in clause 5.1(b) and the Company for the provision by the Company of ship management services to such owner;

Ordinary Shares	means the ordinary shares of no par value each in the capital of the Company having the rights set out in the Articles;

Reserved Matter	means each of the reserved matters set out in Schedule 1;

Shareholders	means WSM and Diana;

Shares	means any shares in the capital of the Company;

WSM Norway	means Wilhelmsen Ship Management (Norway) AS, which is a wholly owned subsidiary of WSM with Norwegian company registration No 940995329;

WSM Services Agreement	means a services agreement in the agreed form between WSM Norway and the Company for the provision of services to the Company; and

Winding Up Notice	means a written notice issued by a Shareholder pursuant to clause 28.2 bringing into effect the provisions of clause 29.

1.2	Interpretation
In this Agreement:
(a)	a reference to a statute or statutory provision includes a reference to:
(i)	that statute or provision as amended, re-enacted, replaced or modified from time to time; and
(ii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute;
(b)	a reference to "writing" is a reference to any mode of representing or reproducing words in a visible, non-transitory form;
(c)	"control" means, in relation to a body corporate, the power of a person to secure that its affairs are conducted in accordance with the wishes of that person:
(i)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the articles of association or any other document regulating that or any other body corporate, and a "change of control" shall occur if a person who controls any company or undertaking ceases to do so, or if another person acquires control of it;
(d)	a reference to a document "in the agreed form" is a reference to the form of that document signed or initialed for identification purposes by or on behalf of the Parties to this Agreement;
(e)	an agreement or obligation for a Shareholder to "procure" any action or inaction of the Company under this Agreement shall be construed as an agreement or obligation for such Shareholder to exercise its voting rights, discretions and other powers in respect of its Shares or otherwise under this Agreement and the Company's constitutional documents in such a manner so as to procure (insofar as is possible) such action or inaction (as the case may be);
(f)	a reference to a person shall include any natural person, legal person or other entity (whether or not having a legal personality) and a reference to a non-natural person is a reference to any person (as so defined) other than an individual;
(g)	the singular includes the plural and vice versa;
(h)	a reference to a clause or a Schedule is a reference to a clause of or a schedule to this Agreement;
(i)	any phrase introduced by the terms "including" or "in particular", or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;
(j)	a reference to a month means a calendar month, a quarter means a calendar quarter and a year means a calendar year;
(k)	headings are used for convenience only and shall not affect the interpretation of this Agreement; and
(l)	the Schedules form part of this Agreement.
2.	BUSINESS OF THE COMPANY
2.1	The business of the Company, unless otherwise determined by the Shareholders in accordance with clause 18, shall be to provide ship management services to operators of bulk and container vessels owned and operated by the Diana Group and to third party operators in accordance with the Annual Budget and Annual Business Plan and the Company shall build a specialised organisation to that effect. It is agreed that the Shareholders initially intend for the Joint Venture to manage vessels owned by the Diana Group with a view, subject to agreement between the Shareholders, to extend the provision of services to third party operators following the third anniversary of this Agreement.
2.2	The Company shall hold its own document of compliance (DOC'), which shall be based on WSM's management system.
2.3	Each of the Shareholders agree to exercise its rights under this Agreement and as a shareholder in the Company (insofar as it lawfully can) so as to ensure that the Company performs and complies with all obligations on its part under this Agreement and the Annual Budget and the Business Plan as the same may be amended with the consent of the Shareholders in accordance with clause 18 from time to time and shall work towards ensuring that the Company shall actively pursue the targets and purposes described in the Annual Budget and Business Plan.
3.	COMPLETION
3.1	Immediately after the execution of this Agreement, the Parties shall comply with their obligations under this clause.
3.2	The Parties shall procure that such meetings of the Company and the Board are held and/or Shareholders' and board resolutions passed as may be necessary to:
(a)	authorise the Board to allot and issue the Shares referred to in clause 3.3 on the terms referred to in such clause credited as fully paid;
(b)	authorise the Board to allot and issue the Shares referred to in clause 3.4 on the terms referred to in such clause credited as fully paid;
(c)	appoint Carl Christian Schou, Hakon Lenz and Pico Zarifeh as A Directors;

(d)	appoint Semiramis Paliou, loannis Zafirakis and Andreas-Nikolaos Michalopoulos as B Directors;
(e)	appoint Mrs Semiramis Paliou as Chairperson of the Company;
(f)	appoint Messrs Ernst & Young as the auditors of the Company;
(g)	approve the entry into and the execution of the following agreed form documents:
(i)	WSM Services Agreement;
(ii)	DSS Services Agreement; and
(iii)	the Management Agreements in respect of the vessels specified in clause 5.1(b).
3.3	WSM shall subscribe for 250 Ordinary Shares for cash at US$1.00 per Share and shall deliver payment for such Shares in cleared funds to the account of the Company (together the 'WSM Initial Subscription Monies').
3.4	Diana shall subscribe for 249 Ordinary Shares for cash at US$1.00 per Share and shall deliver payment for such Shares in cleared funds to the account of the Company (together the 'Diana Initial Subscription Monies').
3.5	The Parties shall procure that:
(a)	on receipt of the WSM Initial Subscription Moneys, the Company shall allot and issue credited as fully paid for 250 Ordinary Shares to WSM and enter WSM in the stock register of the Company as the holder of the Shares subscribed for and issue share certificates to WSM in respect of such Shares; and
(b)	on receipt of the Diana Initial Subscription Moneys, the Company shall allot and issue credited as fully paid for 249 Ordinary Shares to Diana and enter Diana in the stock register of the Company as the holder of the Shares subscribed for and issue share certificates to Diana in respect of such Shares.
3.6	Immediately following (but not before) the completion of all matters set out in clauses 3.2. 3.3. 3.4 and 3.5, the Parties shall procure that the Company shall proceed to all necessary actions for obtaining a licence from the appropriate Greek Governmental Authorities for the establishment of the Company Greek Office, including without limitation:
(a)	the approval by the Board of the Company of the establishment of the Company Greek Office and the appointment by the Company of the Legal Representative of the Company Greek Office to be nominated by the Board of the Company and
(b)	the submission by the Company (through the Legal Representative of the Company Greek Office) of the application for obtaining the afore-mentioned licence toward the appropriate Greek Governmental Authorities, together with all required supporting documentation.
3.7	Immediately following the issuance of the licence provided in clause 3.6, and in any event within three (3) months as from the date of such issuance, the Parties shall procure that the Company shall proceed to all necessary actions for the actual establishment and commencement of operation of the Company Greek Office, including but not limited to, the lease of offices, the hiring of personnel, and the purchase and installation of the furniture and other necessary office equipment.
4.	FINANCE
4.1	If the Company requires finance in accordance with its Annual Business Plan, the Board shall make a proposal to Shareholders setting out the funding requirements, use of funds and the available options for raising such funds. The Shareholders shall acting in good faith in considering any proposal put forward by the Board.
4.2	Save as expressly provided in this Agreement, no Shareholder shall be under any obligation to contribute further funds, to guarantee or to provide security in relation to any obligations of a Group Company or to indemnify any third party in respect of the obligations or liabilities of a Group Company.
4.3	Save as expressly provided in this Agreement, no Shareholder shall be obliged to subscribe for further shares or loan stock of a Group Company.
4.4	No Shareholder shall pledge, charge, create a mortgage or otherwise encumber its Shares, nor shall it enter into any derivative arrangements pursuant to which it transfers some or all of its economic rights attaching to its Shares or is required to make payments calculated by reference to the returns generated by such economic rights without the written consent of the other Shareholder.

5.	OBLIGATIONS OF DIANA
5.1	Diana shall:
(a)	as soon as practicable following execution of this Agreement use its best endeavours to: (i) find appropriate (at Diana's discretion) office space available to be leased by the Company Greek Office under terms reflecting ordinary market practice for such type of leases; and (ii) identify appropriate (at Diana's discretion) personnel, in terms of both number and qualifications, to be employed by the Company Greek Office as per ordinary market practice for such type of offices.
(b)	procure that following the completion of all the matters set out in clause 3 and clause 6.1(a) each of the owners of the following vessels enter into new Management Agreements with the Company:
(i)	ALCYON;
(ii)	ALCMENE;
(iii)	CLIO;
(iv)	CORONIS;
(v)	ERATO;
(vi)	NIREFS;
(vii)	OCEANIS;
(viii)	SEMIRIO;
(ix)	SIDERIS GS; and
(x)	TRITON.
(c)	procure that DSS enters simultaneously with the signing of the Management Agreements into the DSS Services Agreement with the Company and that DSS delivers and implements the services described in the DSS Services Agreement:
(d)	following the third anniversary of this Agreement (as set forth in clause 2.1), actively seek opportunities to expand the fleet under management by the Company in accordance with the Annual Business Plan, PROVIDED, however, that such obligation to actively seek opportunities to expand the fleet under management by the Company does not refer to any vessels owned by members of the Diana Group.
6.	OBLIGATIONS OF WSM
6.1	WSM shall:
(a)	as soon as practicable following execution of this Agreement, procure the establishment of a DOC for the Company being based on the WSM management systems;
(b)	procure that WSM Norway enters simultaneously with the signing of the Management Agreements into the WSM Services Agreement with the Company and that WSM Norway delivers and implements the following services as further described in the WSM Services Agreement:
(i)	crew and vessel accounting;
(ii)	procurement;
(iii)	HSEQ services; and
(iv)	giving access to WSM's crew network.
(c)	actively seek opportunities to expand the fleet under management by the Company in accordance with the Annual Business Plan.
6A.	THE COMPANY GREEK OFFICE - CONDITIONS
6A.1	The Parties acknowledge and confirm that the establishment and continued lawful operation of the Company Greek Office is a prerequisite for the entry into, and the continuance of, this Agreement. Therefore, if the licence for the establishment of the Company Greek Office is not obtained or is later revoked, in either case for any reason whatsoever, this Agreement shall terminate automatically and clause 29 shall apply.
6A.2	The Parties undertake to procure that the Company complies with all its obligations under Applicable Law.
7.	COMPETITION
7.1	Diana agrees to procure that any contract in relation to the management of a vessel owned by a member of the Diana Group whose management is intended to be granted to a company outside the Diana Group shall be first offered to the Company by written notice and that the Company shall be granted 30 days exclusivity to negotiate the terms of the relevant services with the owner of such vessel. If no notice is received from the Company that it wishes to provide such services within 3 weeks of being advised of the opportunity or if the Company notifies Diana that it does not wish to provide such services or if no agreement is reached as to the terms of the relevant services within the afore-mentioned exclusivity period, then the Diana Group is free to arrange the relevant services from any third party. It is hereby clarified that each Shareholder or any of their respective Affiliates, or any of their respective partners, officers, members, shareholders, subsidiaries, directors, employees, agents, consultants, or legal or other advisors may otherwise explore or exploit an investment or business opportunity or prospective economic or competitive advantage in which a Group Company could have an interest or expectancy, or engage in, or hold interests in, one or more businesses that may compete with a business of a Group Company.
7.2	It is hereby agreed that for each new vessel belonging to an external customer (and not a member of the Diana Group) whose management is granted to the Company ('New Vessel') and up to a total number of New Vessels equal to the then number of Diana Vessels, there shall be a deduction of the total monthly management fees then payable to the Company in respect of the Diana Vessels by an amount equal to the amount of the total monthly operating expenses of the Company Greek Office (i.e. expenses for personnel, office lease and equipment, etc. less finance costs) divided by the number of the Diana Vessels and the New Vessels at that time. The amount of such deduction shall be apportioned among the Diana Vessels at the relevant time as further described in the sample calculation included as Schedule 7.2 hereto. However, in no event shall the total deduction amount granted per month result in numbers which are below the total fees payable to DSS under the DSS Services Agreement, i.e. the total monthly management fees payable to the Company in respect of the Diana Vessels shall always be more than the amount of total fees payable to DSS under the DSS Services Agreement. For the purposes of this clause 7.2, "Diana Vessels" means the vessels listed in clause 5.1(b) hereof and any other vessels belonging to a member of the Diana Group whose management is performed by the Company.
8.	NON-POACH
Each Shareholder undertakes to the Company and the other Shareholder that while they are a Shareholder they shall not and shall procure their Affiliates shall not entice away or endeavour to entice away from a Group Company anyone who was an employee or consultant of a Group Company at any time during the 12 months immediately preceding the date on which they ceased to be a Shareholder.
9.	ACCOUNTS AND FINANCIAL REPORTING
9.1	The Company shall:
(a)	at all times maintain accurate and complete accounting and other financial records in United States dollars in accordance with the requirements of all Applicable Laws and International Financial Reporting Standards ('IFRS');
(b)	prepare and despatch monthly management accounts in prepared in accordance with IFRS in a format agreed by the Shareholders from time to time to the Shareholders within 10 Business Days of the end of the month in question;
(c)	prepare and despatch quarterly management reports approved by the Board in a format agreed by the Shareholders from time to time to the Shareholders within 20 Business Days of the end of the quarter in question;
(d)	prepare and despatch quarterly unaudited financial statements in accordance with IFRS as soon as practicable and in any event not later than 30 days after the end of the relevant quarter;
(e)	prepare its annual audited accounts in respect of each accounting reference period in accordance with IFRS as are required by Applicable Law and procure that such accounts are audited as soon as practicable and in any event not later than 90 days after the end of the relevant accounting reference period;

(f)	procure that the Company's auditors shall be Ernst & Young for the financial period of the Company up to and including 31 December 2015 and thereafter shall be as agreed by the Shareholders from time to time but shall, in any event, be a firm of international standing and experience; and
(g)	provide promptly such further information and reports as any Shareholder may from time to time reasonably require as to any and all matters relating to the business or financial condition of each Group Company.
10.	ACCESS TO INFORMATION
10.1	The Company shall:
(a)	give each Shareholder and its respective authorised representatives full access at all reasonable times to carry out an audit and to examine and take copies of the books and records of the Company;
(b)	promptly furnish to each Shareholder:
(i)	such books, records, documents and information regarding the business affairs, finances, condition, employees, property, assets, intellectual property or any other matter relating to the Company and the business of the Joint Venture as the Shareholder may request from time to time;
(ii)	copies of all information provided to any third party financier in accordance with the requirements of any banking facility documents at the same time as such information is provided to such person;
(iii)	such further information in the possession or control of the Company regarding the financial condition and operations of its Group as a shareholder may reasonably request;
(iv)	written notice as soon as reasonably practicable upon the Company or any Director becoming aware of any offer made to or from holders of any of the Ordinary Shares to purchase any Shares.
(v)	written notice providing details of all claim forms, writs and petitions served on a Group Company within 5 Business Days of such service where the value of the claim exceeds US$50,000 (exclusive of costs); and
(vi)	written notice, as soon as practicable and in any event no later than 5 Business Days after it becomes aware of any circumstances which are likely to lead to a Group Company being involved in any litigation or arbitration where the value of the claim exceeds US$50,000 (exclusive of costs) and of the commencement of any such litigation or arbitration giving as full particulars of such circumstances or such litigation or arbitration as are available to the Company.
11.	ANNUAL BUDGET AND BUSINESS PLAN
11.1	The Company shall procure that the Board shall prepare an Annual Budget and Annual Business Plan in respect of each financial year of the Company's Group which shall include the following:
(a)	an estimate of the working capital requirements of the Company's Group incorporated within a cash flow statement;
(b)	a projected profit and loss account;
(c)	an operating budget (including estimated capital expenditure and operational expenditure requirements) and balance sheet forecast;
(d)	a review of the projected business; and
(e)	a summary of business objectives.
11.2	The Annual Budget and Annual Business Plan in respect of the first accounting period shall be prepared before the date of commencement of the management of the vessels listed in clause 5.1(b) pursuant to the Management Agreements.
11.3	The Board shall submit Annual Budgets and Annual Business Plans in respect of subsequent accounting periods to the Shareholders for approval not later than 60 days before the commencement of the accounting period in question. Within 14 days of receipt of the Annual Budget and Annual Business Plan, either Shareholder shall be entitled to request such further information as may reasonably be required to enable it to reach an informed view as to the content, reasonableness and prudence of the draft in question. The Company shall comply with any such request within 10 Business Days of such request and will copy its response to the other Shareholder.
11.4	Following receipt of the draft Annual Budget and Annual Business Plan for any financial year and of any further information supplied in accordance with clause 11.3, the Shareholders shall consult each other upon the content of the draft and shall act in good faith and with reasonable diligence to agree its contents as soon as reasonably practicable.
11.5	If either or both of the Shareholders do not approve the Annual Budget or Annual Business Plan, the Company shall procure that the Board shall discuss the Shareholders' objections with each Shareholder and shall prepare and submit a revised Annual Budget and/or Annual Business Plan which deals with such objections not later than 15 days before the commencement of the accounting period in question. In the event that the Annual Budget and/or Annual Business Plan is not approved by the Shareholders then the Company shall be operated in accordance with such parts of the revised Annual Budget and Annual Business Plan as have been approved by the Shareholders and, in respect of any parts that have not been so approved, the Company shall continue to be operated in accordance with the prior year's Annual Budget and/or Annual Business Plan.
11.6	The Company shall procure that the Board will regularly review the Annual Budget and Annual Business Plan during the course of the financial year of the Company. The Board may propose changes to the Annual Budget and Annual Business Plan during the course of the relevant financial year to the Shareholders, who may approve such changes pursuant to clause 18. Each Shareholder shall respond to a proposal by the Board within 30 days of receipt of such proposal.
12.	OPERATION OF BANK ACCOUNTS
12.1	The Parties shall procure that each of the Directors and Shareholders have not less than read only online access to the bank accounts of each Group Company for the purpose of monitoring expenditure.
12.2	The Parties agree that no withdrawal, payment or commitment will be made on a bank account of a Group Company in excess of US$20,000 without the written approval of at least one A Director and one B Director.
13.	BOARD OF DIRECTORS
13.1	Subject to clause 18 and to Applicable Law, the Board shall be responsible for the management of the Company (provided always that the Board shall have the right to delegate any such responsibility as it sees fit). In particular, the Board shall approve the Company's strategy, oversee the implementation of such strategy, review the Company's financial results, set appropriate mandates and apply controls necessary to comply with the Annual Budget and the Annual Business Plan.
13.2	The Parties agree that the maximum number of directors of the Company shall be six (6), unless the Shareholders otherwise determine from time to time. For as long as they hold not less than 50 per cent. of the Shares in issue in the Company, WSM shall be entitled at any time to appoint three (3) Directors who shall be designated as A Directors and Diana shall be entitled at any time to appoint three (3) Directors who shall be designated as B Directors. In the event a Shareholder holds less than 50 per cent. of the Shares in issue in the Company, that Shareholder shall only be permitted to appoint one (1) designated Director and shall procure that any additional Director appointment by that Shareholder shall immediately resign from his or her position. The Shareholders may at any time remove and/or replace any of their nominated Directors, upon giving written notice to the other Shareholder. Each Shareholder shall to the extent reasonably practicable consult in advance with the other Shareholder regarding the identity of any proposed replacement Director to be nominated by it or any alternate director to be nominated by one of its nominated Directors.
13.3	The Shareholders shall take all action as may be necessary to ensure the appointment and/or removal of a Shareholder's nominated Director as specified in clause 13.2 in accordance with such Shareholder's instructions.
13.4	Each Director shall be entitled to make full disclosure to the Shareholder appointing him of any information relating to the Company which that Director may acquire in the course of his appointment. For the avoidance of doubt, all such information shall be treated as confidential information for the purposes of clause 21.
13.5	No Director shall be entitled to a salary from the Company by reason of him or her holding office as a director of the Company. WSM shall be responsible for the expenses incurred by the A Directors in their capacity as directors of the Company and Diana shall be responsible for the expenses incurred by the B Directors in their capacity as directors of the Company. Directors may appoint an alternate director in accordance with the Articles and any reference to a Director in this Agreement shall, where the context permits, include a reference to his alternate so appointed.

13.6	If a Shareholder has bona fide material concerns regarding the fitness for office or conduct of a Director or alternate director nominated or to be nominated by the other Shareholder, the Shareholders shall consult with each other and use their respective reasonable endeavours to deal with such concerns.
14.	BOARD MEETINGS
14.1	The Board shall convene as necessary and appropriate to manage the affairs of the Company, but the Shareholders shall procure that the Board meets at least three times in each calendar year.
14.2	Unless otherwise agreed in writing by all the Directors, at least 5 Business Days' notice in writing shall be given of each meeting of the Board, which notice shall specify in as much detail as is practicable the time of the meeting, its location and the business to be considered at the meeting. Notice of a meeting of the Board shall be given by any Director or by the company secretary of the Company (if any) at the request of any Director. No other business may be transacted at any Board meeting unless all of the members of the Board present at such meeting agree.
14.3	The quorum necessary for the transaction of the business of the Board shall be four Directors, provided that at least two are A Directors and at least two are B Directors. If a quorum is not reached within 30 minutes after the time fixed for the Board meeting, such meeting shall be adjourned and the meeting shall be reconvened for the same time and day at the same place for the date 5 Business Days after the date set for the initial meeting.
14.4	Decisions of the Board shall be by simple majority of the votes cast including at least two A Directors and two B Directors.
14.5	The first Chairperson shall be nominated by Diana. The Chairperson shall not have a second or casting vote at Board meetings. The Shareholders shall alternate the right on a 2 year basis commencing on the date of this Agreement to appoint the Chairperson and his successors from among their respective nominee Directors.
14.6	This clause applies to the tenure and removal of the Chairperson:
(a)	during the term of any given Chairperson, the Shareholder that did not nominate that Chairperson has the right to notify the other shareholder in writing ('Removal Notice') that the Chairperson must be removed ('Outgoing Chairperson');
(b)	each Shareholder can only exercise the right in clause 14.6(a) once every 12 months, with each 12 month period commencing on the date of this Agreement or the anniversary of the date of this Agreement as the case may be;
(c)	upon receipt of a Removal Notice the Shareholder that nominated the Outgoing Chairperson must within five Business Days:
(i)	remove the Outgoing Chairperson as its designated Director from the Board and appoint a new designated Director to the Board in accordance with clause 13.2; and
(ii)	nominate a new Chairperson to serve out the remaining period of the Outgoing Chairperson's term.
14.7	Meetings of the Board may be conducted by telephone or video conference or any other electronic means by which each Director participating in the meeting can communicate with the other director(s).
14.8	In lieu of the Board meeting in person, a written resolution may be adopted by the Board, provided that such resolution is sent to all members of the Board and is signed and affirmatively adopted by all of the Directors.
14.9	If any matter to be considered or voted upon at a Board meeting relates to: (a) the Company enforcing rights under or taking any action against a Shareholder or an Affiliate of a Shareholder in relation to any matter arising under any agreement entered into between the Company and a Shareholder or an Affiliate of a Shareholder (including in the case of WSM the WSM Services Agreement and in the case of DSS the DSS Services Agreement); or (b) the Company defending itself against any action taken or threatened against it by a Shareholder or an Affiliate of a Shareholder, then that matter will be considered at a separate meeting or meetings of the Board, and the Directors appointed by the relevant Shareholder referred to above will not be entitled to: (i) receive information or advice received by the Company on such matter; or (ii) vote (or be counted in the quorum at a meeting) in relation to such matter. The quorum for such a meeting will be at least two Directors who are entitled to vote on the matter and the provisions of clause 18 will not apply in respect of such matter.
14.10	If a question arises at a meeting of Directors as to the right of a Director to vote, the question may, before the conclusion of the meeting, by a decision of the Board (such decision to be made by way of a vote of the Directors present at the meeting other than the Director whose right to vote is in question), be referred to the Chairperson of the meeting (provided that the Chairperson is not a Director nominated by the same Shareholder as the Director whose right to vote is in question) and his ruling in relation to any Director other than himself will be final and conclusive.
15.	LANGUAGE OF MEETINGS
15.1	All Board and Shareholder meetings and resolutions shall be conducted and recorded in the English language and, subject to Applicable Law as to the books and records of the Company Greek Office, the books and records of the Company shall be in English. Where any such document is translated into a language other than English, the English language text shall prevail.
16.	GROUP COMPANIES
16.1	The Parties shall procure that the provisions of clauses 13 to 15 shall apply, mutatis mutandis, to the composition and conduct of the board of each Group Company, unless otherwise agreed by the Shareholders.
17.	DAY-TO-DAY MANAGEMENT OF THE COMPANY AND ITS GROUP
17.1	The day-to-day management of the Group Companies shall be conducted by a managing director and a senior management team appointed and supervised by the Board in each case as approved unanimously by the Shareholders. The Board will determine, from time to time, the roles and responsibilities of the members of the senior management team. For the avoidance of doubt, the managing director shall be a director in title only and shall not be a member of the Board.
17.2	Pursuant to Applicable Law, the Company shall delegate to the Legal Representative of the Company Greek Office all powers and duties in connection with the operation of such office and the Legal Representative shall represent and bind the Company in all its affairs connected with the Company Greek Office. In exercising the powers and duties under this clause, the Legal Representative shall act pursuant to any relevant directions from the Board and always in accordance with clause 18.
17.3	The Shareholders shall procure that the Board procures that:
(a)	each Group Company is fully insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) with a well-established and reputable insurer against all such risks as are usually insured against by persons carrying on similar businesses (including consequential loss of profits for a period of not less than six months and environmental, pollution and impairment risks) for the life of the Joint Venture; and
(b)	each Group Company conducts its business in accordance with all Applicable Laws, in accordance and within any constitutional restriction (if any) on its objects and powers, solely under its corporate name and without infringement of any proprietary right or interest of any other person.
17.4	Each Party undertakes to the other Parties that it:
(a)	shall not, and, in the case of the Company it shall procure that each Group Company shall not, engage in any activity, practice or conduct which would constitute an offence under any anti-bribery or corruption law applicable to that Party, including but not limited to the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977 (`Anti-Corruption Law'); and
(b)	has, and shall procure that each member of the Company's Group has, and shall maintain in place, adequate procedures designed to prevent any associated person from undertaking any conduct that may give rise to an offence under any Anti-Corruption Law.
18.	RESERVED MATTERS
18.1	Subject to clauses 18.2 and 18.3, for as long as the Shareholders hold Shares in the Company, the Company shall not, and shall procure that no Group Company shall, without the prior written consent of the Shareholders do any of the matters set out in Schedule 1.
18.2	Unless a Shareholder notifies the Company and the other Shareholder that it does not wish this clause to apply to it (which notice it can give and revoke at any time) and subject to Applicable Law, for the purposes of clause 18.1 and any other provision under this Agreement that requires Shareholder consent or approval, any two A Directors shall have the power and authority to give consent or approval in respect of any Reserved Matter on behalf of WSM, and any two B Directors shall have the power and authority to give consent or approval in respect of any Reserved Matter on behalf of Diana, in each case either in writing or through their affirmative vote at a meeting of the Board at which they are present.

18.3	The Shareholders shall be deemed to have consented to any Reserved Matter to the extent that such matter is explicitly provided for in the Annual Business Plan or Annual Budget as approved in accordance with clause 11.
18.4	No Shareholder will be entitled to exercise any right or power to prevent any Group Company from enforcing its rights under or taking any action against that Shareholder or its Affiliate in relation to any matter arising under any agreement entered into between any Group Company and a Shareholder or any of its Affiliates or from defending itself in relation to any action taken against it by a Shareholder or any of its Affiliates.
19.	DISTRIBUTION OF PROFITS
Subject to Applicable Law, there shall be distributed within six months after the end of the relevant accounting period by way of dividend the balance of the distributable profits of the Company for each accounting period after deduction of the retained amount specified in the current Annual Business Plan.
20.	INTELLECTUAL PROPERTY
20.1	For the purposes of this clause 20, Intellectual Property means and is comprised of:
(a)	(WSM Intellectual Property) any patent, copyright, database right, design right, trade mark, brand name, logos including but not limited to the 'W flag" of the Wilh. Wilhelmsen Holding ASA Group, the Wilhelmsen Ship Management branding and any other trademark or product brands of the Wilh. Wilhelmsen Holding ASA Group and any other industrial or intellectual property owned or used by the Wilhelmsen Holding ASA Group, whether registered or not, together with any current applications for any registerable items of the foregoing; and
(b)	(Diana Intellectual Property) industrial or intellectual property owned or used by Diana, whether registered or not, together with any current applications for any registerable items of the foregoing.
20.2	All Intellectual Property utilised by the Company, shall be owned by and registered in the name of the relevant Shareholder or their relevant Affiliate. The Company is not entitled to the ownership or registration of any Intellectual Property.
20.3	Upon termination of this agreement the Parties shall immediately, unless otherwise agreed in writing:
(a)	cease to describe themselves as joint venture partners or any kind of associate of the other Party or its Affiliates and cease from any act and omission indicating or suggesting any relationship with the other Party or its Affiliates;
(b)	cease to use all Intellectual Property of the other Party (including without limitation on stationery and vehicles) and the other Party's sales and advertising material related to or referring to the other Party or its products and services; and
(c)	shall procure that the Company remove any and all logos, banners or material carrying reference to any member within the Wilh. Wilhelmsen Holding ASA Group, and for the avoidance of doubt, Diana agrees and undertakes to WSM that upon Diana ceasing to be a Shareholder it will cease to use any WSM Intellectual Property or anything substantially identical or deceptively similar to the WSM Intellectual Property.
20.4	In the event that a Shareholder ceases to be a Shareholder, the Parties must, in addition to their obligations under clause 20.3, remove from the Company's name, by way of Unanimous Shareholders' Resolution, all references to WSM or Diana as the case may be as soon as possible and in any event no later than 10 Business Days after the date on which the relevant Shareholder ceases to be a Shareholder.
20.5	Each party acknowledges that the Intellectual Property of the other Party or any of that Party's Affiliates, is their property and no such rights are automatically granted to a Party or Diana with respect to another Party's Intellectual Property by virtue of this Agreement.
21.	CONFIDENTIALITY
21.1	Each Party shall keep and treat as strictly confidential and not at any time disclose or make known in any way to any person who is not a Party, or use for a purpose other than the performance of its obligations under this Agreement, any information which it now possesses or which may come within its knowledge during the term of this Agreement, in relation to or connected with or arising out of this Agreement or the matters contained in it, the existence of this Agreement or the business, activities or affairs of any other Party (together 'Confidential Information') or, through any failure to exercise all due care, cause any unauthorised disclosure of any

Confidential Information and will make every effort to prevent the use or disclosure of such information, except that these restrictions do not apply to the disclosure of Confidential Information if and to the extent that:
(a)	disclosure is required by law or for the purpose of any judicial proceedings or by any regulatory authority, government body or recognised securities exchange, after consultation with the relevant Party, where practicable and legally permitted to do so;
(b)	the information is or becomes generally available to the public other than as a result of a breach of any undertaking or duty of confidentiality by any person;
(c)	the information is disclosed on a strictly confidential basis by a Party to its advisers, auditors and bankers for the purposes of its business;
(d)	disclosure is by a Party to a member of its Group provided that it shall procure that such Group member shall keep such information confidential upon the terms of this clause 21; or
(e)	the relevant Parties have given their prior written consent to the contents and manner of the disclosure.
21.2	Notwithstanding clause 21.1(a) and subject to Applicable Law, no Party shall make any regulatory announcement concerning any aspect of this Agreement or its existence or the business of the Company without first taking reasonable steps to obtain the agreement of the Shareholders to the text of that announcement.
21.3	The provisions of this clause 21 shall continue in force in accordance with their terms for the continuance of this Agreement and for a period of 36 months following its termination.
22.	TAXATION
[Not used]
23.	DEADLOCK
23.1	The Parties agree that a deadlock ('Deadlock') arises, in respect of a matter, on the first date on which the following requirements are satisfied:
(a)	a meeting of Directors cannot be convened because of the absence of the required quorum after three successive attempts; or
(b)	a matter of Important Business has arisen for the determination of the Board and the Board is unable to reach a decision with the requisite majority after three successive attempts (together with (a) a 'Board Deadlock'); or
(c)	a general meeting of Shareholders cannot be convened because of the absence of the required quorum after three successive attempts; or
(d)	a Reserved Matter has arisen for the approval of the Shareholders and the Shareholders are unable to approve such matter with the requisite majority after three successive attempts (together with (c) a 'Shareholder Deadlock'); or
23.2	If a Deadlock arises and the Shareholders have not otherwise resolved the matter, any Shareholder ('first party') may issue a notice ('Trigger Notice') to the other Shareholder ('second party') in which the first party shall:
(a)	offer to purchase all, but not less than all, of the second party's Shares;
(b)	specify the price at which the first party is willing to purchase the relevant Shares; and
(c)	nominate a completion date, which is to be not less than 30 Business Days and not more than 40 Business Days after the date of the Trigger Notice.
23.3	The second party must, within 10 Business Days following the date of the Trigger Notice elect, by notice in writing to the first party, either to:
(a)	sell all of its Shares to the first party; or
(b)	purchase all of the first party's Shares,
in either case, at the price specified in the Trigger Notice and, in the event an election is not made within the relevant time period, the second party is deemed to have elected (a).

23.4	Upon an election (or deemed election) being made pursuant to clause 23.3, a contract of sale, including the terms specified in the Trigger Notice, shall be deemed to arise between the first party and the second party on the earlier of the date the second party gave the notice referred to in clause 23.3 or the expiry of the election period, and completion shall occur within the period specified in the Trigger Notice.
24.	TRANSFER OF SHARES
24.1	Save as permitted by this clause 24.1, no Shareholder shall sell, transfer, or otherwise dispose of any Share, or any interest in any Share (including any voting right attached to it), enter into any agreement in respect of the votes attaching to any Share or enter into any agreement, conditional or otherwise, to do any of the foregoing, except with the prior written consent of the other Shareholder (which consent shall not be unreasonably withheld or delayed). The Company shall procure that the Board declines to approve for registration any transfer of Shares which does not comply with the provisions of this clause 24.1.
24.2	Subject always to clauses 4.3, 4.4 and 24.4, a Shareholder (the 'Transferor') may sell, transfer or otherwise dispose of the whole (but not less than the whole) of its Shareholding to an Affiliate of the Transferor (such company hereinafter referred to as a 'Permitted Transferee').
24.3	Any transfer to a Permitted Transferee under clause 24.2 shall only be permitted if:
(a)	prior written notice of the transfer is given to the other Shareholder;
(b)	such transfer is not in breach of, or will not result in any breach of, or is not inconsistent with, any Applicable Law;
(c)	the Permitted Transferee executes the Deed of Adherence agreeing to be bound as a Shareholder to the provisions of this Agreement in accordance with clause 24.8;
(d)	the Permitted Transferee agrees with the other Shareholder that, should it at any time cease to qualify as a Permitted Transferee of the Transferor, it will, prior to or immediately upon so ceasing, transfer the relevant Shares to the Transferor or an entity then qualifying as a Permitted Transferee of the Transferor; and
(e)	the Transferor agrees to ensure that the Permitted Transferee will comply in all respects with its obligations hereunder and the transfer shall not relieve the Transferor of any liability under this Agreement whether accruing before or after such transfer and the Transferor shall remain liable for any breach of this Agreement by the Permitted Transferee.
24.4	As security for a Transferor's obligations pursuant to clause 24.3(e), each Shareholder hereby irrevocably appoints the Company as its attorney to execute any such transfer on its behalf (whether as transferor or transferee) at such consideration as the original Transferor shall notify to the Company or, in default of such notification prior to the date of the transfer, for such consideration (including a nil consideration) as the Company shall in its absolute discretion consider appropriate. In order that the Company is able to monitor whether any obligations arise in relation to clause 24.3(e) or this clause 24.4, each Shareholder shall notify the Company forthwith if it ceases to be an Affiliate of the Transferor or if the Permitted Transferee ceases to be an Affiliate of it, and the Shareholders shall each provide the Company with such evidence as any member of the Board may reasonably require to ensure that no obligations have arisen in relation to it pursuant to clause 24.3(e) or this clause 24.4.
24.5	Where a Shareholder wishes to make a transfer of all (but not some) of its Shares (the 'Offered Shares'), other than to a Permitted Transferee, it must first serve written notice upon the Company and the other Shareholder (a 'Transfer Notice') informing them of its intention and inviting the other Shareholder to apply in writing to the Transferor for all (but not some) of the Offered Shares. The Transfer Notice shall specify the number of Offered Shares to be transferred, the price and other material terms of the offer and a time (being not less than fifteen (15) Business Days) within which the other Shareholder must make applications for Offered Shares as aforesaid or the offer will lapse ('Offer Period'). A Shareholder shall not be permitted to transfer a part interest in its holding of Shares except with the prior written consent of the other Shareholder.
24.6	If the other Shareholder applies for the Offered Shares, the Transferor shall be obliged to allocate the Offered Shares to that Shareholder.
24.7	If, following the expiry of the Offer Period, the Offered Shares remain to be sold, the Transferor may transfer such remaining Offered Shares to a third party upon terms that are no more favourable than those offered to the existing Shareholder under this clause 24.1 provided that such transfer is completed with 30 days of the date of expiry of the Offer Period.

24.8	It shall be a condition of any allotment, issue or transfer of a Share or any interest therein to a person who is not a party to this Agreement that such person (the 'Transferee') shall duly adhere to and become a party to this Agreement (as a Shareholder) by executing a Deed of Adherence, and the Company shall not register the Transferee or otherwise admit such Transferee as a Shareholder unless and until a Deed of Adherence has been so executed by the Transferee to the reasonable satisfaction of the Board. Any person to whom Shares have been transferred in accordance with this clause 24.1 and which duly executed a Deed of Adherence shall be treated thereafter as a Shareholder and a Party for the purposes of this Agreement.
25.	COMPULSORY TRANSFER
25.1	Upon the occurrence of any of the following events:
(a)	a Shareholder suffers an Insolvency Event;
(b)	a Shareholder commits a material breach of this Agreement, and if such breach is capable of remedy, is not remedied within 20 Business Days of the earlier of the defaulting Shareholder becoming aware of such breach and the other Shareholder giving written notice to the defaulting Shareholder of the breach;
(c)	a change of control of a Shareholder except where an Affiliate of the Shareholder continues to have control, such event shall be deemed to constitute a Deadlock and either Shareholder shall be permitted to issue a Trigger Notice in accordance with clause 23.2 upon which the provisions of clauses 23.2 to 23.4 shall apply.
26.	DRAG ALONG
26.1	If a Shareholder ('Selling Shareholder') wishes to transfer all of its Shares to a Buyer, the Selling Shareholder may, subject to the other Shareholder not giving notice to acquire the Shares pursuant to clause 24.6 or the transfer being a transfer to a Permitted Transferor pursuant to clause 24.2, require the other Shareholder ('Dragged Shareholder') to sell and transfer all its Shares to the Buyer (or as the Buyer directs) in accordance with the provisions of this clause 26 ('Drag Along Option').
26.2	The Selling Shareholder may exercise the Drag Along Option by giving written notice to that effect ('Drag Along Notice') at any time before the transfer of the Selling Shareholder's Shares to the Buyer. The Drag Along Notice shall specify:
(a)	that the Dragged Shareholder is required to transfer all its Shares (`Called Shares') pursuant to this clause 26;
(b)	the person to whom the Called Shares are to be transferred;
(c)	the consideration payable for the Called Shares which shall, for each Called Share, be an amount equal to the price per Share paid for the Shares being acquired from the Selling Shareholder by the Buyer; and
(d)	the proposed date of the transfer.
26.3	Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholder has not sold its Shares to the Buyer within 60 Business Days of serving the Drag Along Notice. The Selling Shareholder may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.
26.4	No Drag Along Notice shall require the Dragged Shareholder to agree to any terms except those specifically set out in this clause 26, provided that the Dragged Shareholder shall be required to give warranties to the Buyer as to its title to the Shares and its capacity to transfer the Shares if requested to do so by the Buyer or the Selling Shareholder.
26.5	Completion of the sale of the Called Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Selling Shareholder's Shares unless:
(a)	the Dragged Shareholder and the Selling Shareholder agree otherwise in which case the Completion Date shall be the date agreed in writing by the Dragged Shareholder and the Selling Shareholder; or
(b)	that date is less than 10 Business Days after the date on which the Drag Along Notice is served, in which case the Completion Date shall be 20 Business Days after service of the Drag Along Notice.
26.6	The rights of pre-emption set out in the Articles shall not apply to any transfer of shares to a Buyer (or as it may direct) pursuant to a sale for which a Drag Along Notice has been duly served.

26.7	Within 10 Business Days of the Selling Shareholder serving a Drag Along Notice on the Dragged Shareholder, the Dragged Shareholder shall deliver stock transfer forms for the Called Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the Company. On the Completion Date, the Company shall pay the Dragged Shareholder, on behalf of the Buyer, the amounts they are due for their Shares pursuant to clause 26.2(c) to the extent that the Buyer has put the Company in the requisite funds. The Company's receipt for the price shall be a good discharge to the Buyer. The Company shall hold the amounts due to the Dragged Shareholder pursuant to clause 26.2(c) in trust for the Dragged Shareholder without any obligation to pay interest.
26.8	To the extent that the Buyer has not, on the Completion Date, put the Company in funds to pay the consideration due pursuant to clause 26.2(c), the Dragged Shareholder shall be entitled to the return of the stock transfer forms and share certificates (or suitable indemnity) for the relevant Called Shares and the Dragged Shareholder shall have no further rights or obligations under this clause 26 in respect of its Shares.
26.9	If the Dragged Shareholder does not, on completion of the sale of the Called Shares, execute transfer(s) in respect of all of the Called Shares held by it, the Dragged Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholder to be his agent and attorney to execute all necessary transfer(s) on his behalf, against receipt by the Company (on trust for such holder) of the consideration payable for the Called Shares, to deliver such transfer(s) to the Buyer (or as they may direct) as the holder thereof. After the Buyer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of shares under this clause 26.
27.	TAG ALONG
27.1	Except where a Shareholder gives notice to acquire a Selling Shareholder's Shares pursuant to clause 24.6 or the transfer is a transfer to a Permitted Transferor pursuant to clause 24.2, the provisions of clauses 27.2 to 27.5 shall apply if, in one or a series of related transactions, a Selling Shareholder proposes to transfer all of its Shares (`Proposed Transfer') to a Buyer.
27.2	Before making a Proposed Transfer, the Selling Shareholder shall procure that the Buyer makes an offer (`Tag Along Offer') to the other Shareholder (`Tag Along Shareholder') to purchase all of the Shares held by them for a consideration in cash per Share that is equal to the price per Share paid for the Shares being acquired from the Selling Shareholder by the Buyer.
27.3	The Tag Along Offer shall be given by written notice ('Tag Along Notice'), at least 20 Business Days ('Offer Period') before the proposed sale date (`Sale Date'). To the extent not described in any accompanying documents, the Tag Along Notice shall set out:
(a)	the identity of the Buyer;
(b)	the purchase price which shall equal the price per Share being paid for the Shares being acquired by the Buyer from the Selling Shareholder;
(c)	the Sale Date; and
(d)	the number of Shares proposed to be purchased by the Buyer ('Offer Shares').
27.4	If the Buyer fails to make the Tag Along Offer to the Tag Along Shareholder in accordance with clauses 27.2 and 27.3, the Selling Shareholder shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer of Shares effected in accordance with the Proposed Transfer.
27.5	If the Tag Along Offer is accepted by the Tag Along Shareholder within the Offer Period, the completion of the Proposed Transfer shall be conditional on completion of the purchase of the Offer Shares held by the Tag Along Shareholder.
28.	TERM AND TERMINATION
28.1	This Agreement shall continue until the earlier of (i) the Shareholders mutually agreeing to terminate the Joint Venture in relation to the Company; (ii); a Shareholder validly serving a Winding Up Notice in accordance with the provisions of clause 28.2 or the Shareholders otherwise approving the winding up of the Company pursuant to clause 18; and (iii) one of the Shareholders ceasing to hold any Shares in the Company (each a 'Termination Event'). Upon the occurrence of such a Termination Event, the provisions of clause 29 shall apply.
28.2	Either Shareholder (the 'Terminating Shareholder') may, without prejudice to any other right or remedy it may have, serve a notice ('Winding Up Notice') to the other Shareholder (the 'Non-Terminating Shareholder') bringing into effect the provisions of clause 29 after it becomes aware of any of the following events:

(a)	the Non-Terminating Shareholder is in material breach of this Agreement and, if such breach is capable of remedy, fails to remedy such breach within 30 days of the service of a written notice by the Terminating Shareholder specifying such breach and requiring it to be remedied;
(b)	the Non-Terminating Shareholder undergoes an Insolvency Event. Each Shareholder undertakes to the other to notify the other in writing immediately upon it becoming aware that it is reasonably likely to undergo or has undergone, such an Insolvency Event;
(c)	there is a change of control of the Non-Terminating Shareholder;
(d)	the activities or existence of a Group Company, or any of the transactions or relationships constituted or envisaged by this Agreement, violate or are inconsistent with, or would violate or be inconsistent or result in non-compliance with, any Applicable Law and the Shareholders have not been able, having used their respective reasonable endeavours, to agree how to avoid such violation, inconsistency or non-compliance.
(e)	by reason of any actual and implemented change in, or in the interpretation or application of, or the introduction of, any law, regulation or official mandatory directive (whether or not having the force of law) or practice followed by the relevant Governmental Authorities, resulting in that the activities of the Greek Company Office or any of the transactions constituted or envisaged by this Agreement, violate or are inconsistent with, or would violate or be inconsistent or result in non-compliance with, any Applicable Law in respect of the Company Greek Office.
28.3	The provisions of clauses 28 and 29 shall be without prejudice to any right or obligation of any Shareholder arising under this Agreement which is outstanding at the time of any person ceasing to hold any Shares or upon the termination of this Agreement and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect upon, or to continue in effect after, such termination.
28.4	Upon the termination of this Agreement in accordance with clause 28.3, the Company shall be wound up in accordance with the provisions of clause 29.
28.5	Where a Party and its Affiliates cease to hold any Shares, this Agreement (other than clause 21 or where required pursuant to clause 23.1) shall cease to bind such Party. This Agreement shall also automatically terminate as between all the Parties upon the Company having only one Shareholder (and there being no options or other legally binding rights to call for the issue of Shares still outstanding).
29.	WINDING UP AND CONSEQUENCES OF TERMINATION
29.1	Upon the occurrence of a Termination Event, unless the Shareholders mutually agree otherwise:
(a)	the Shareholders shall procure that the Company is wound up as soon as possible after the occurrence of the relevant Termination Event in the most efficient manner possible and in accordance with all Applicable Law;
(b)	upon request of either Shareholder, the Parties will procure that the Company engages an insolvency expert to assist with the winding up process and if required will procure the appointment by the Company of a liquidator; and
(c)	the Shareholders shall pass such resolutions as may be necessary to complete the winding up.
29.2	After the occurrence of a Termination Event and until the Company is wound up, the Parties shall use all reasonable endeavours to ensure that:
(a)	all existing contracts of the Company are performed and closed out as soon as possible to the extent that there are sufficient resources;
(b)	unless the Parties otherwise agree, the Company shall not enter into any new contractual obligations or undertake any new activity save as may be ancillary to the activities required by sub-clause (a) above;
(c)	any proprietary information or intellectual property rights belonging to or originating from a Party shall be returned to it by the other Party or the Company; and
(d)	each Party shall continue to comply with all other terms of this Agreement until the winding up process has been completed.
29.3	This Agreement shall automatically terminate once the winding up of the Company is completed. Such termination shall be without prejudice to any right, obligation or remedy accrued as at the date of termination and shall be without prejudice to any provisions of this Agreement which are, expressly or impliedly, intended to continue in effect notwithstanding the termination of this Agreement.
29.4	If either Shareholder fails or is unable to give its co-operation pursuant to this clause 29 in order to complete the winding up process of the Company, the other Shareholder, without prejudice to any other right or remedy that it may have, shall be entitled in the name of the first Shareholder to execute any resolution or other document as may be necessary to allow the winding up of the Company to proceed and be completed and each of the Shareholders irrevocably appoints the other its attorney with power to execute such documents for such purposes.
29.5	Upon the occurrence of a Termination Event, the WSM Services Agreement shall be automatically terminated on the terms set forth in the WSM Services Agreement clause 4b.
30.	WARRANTIES
30.1	Each Party warrants to the other that:
(a)	it is duly organised, validly existing and (to such extent such concept is relevant under its jurisdiction) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform its obligations under this Agreement;
(b)	this Agreement has been duly authorised, executed and delivered by such Party, constitutes the legal, binding obligations of such Party and is enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights or general principles of equity;
(c)	no consents or approvals are required from any governmental authority or other person for such Party to enter this Agreement;
(d)	all corporate, partnership or other actions on the part of such Party necessary for the authorisation, execution and delivery of this Agreement, and the consummation of the transactions and agreements contemplated hereby, have been taken; and
(e)	neither the execution and delivery of this Agreement by such Party nor the consummation of the transactions or agreements contemplated herein, conflict with or contravene the provisions of such Party's organisational documents or any agreement or instrument by which it or its properties are bound, or any law, rule or regulation, order or decree to which its or its properties are subject.
30.2	WSM warrants to Diana that WSM Norway is a wholly owned subsidiary of WSM as at the date of this Agreement. Should the ownership of WSM Norway change during the term of this Agreement WSM shall notify Diana in writing about the changes without undue delay.
31.	LIMITATION OF LIABILITY
Each Party (a) accepts liability to the other Party, without limit in the case of any loss or damage suffered or incurred by the other Party as a result of death or personal injury to any person caused by such Party or its officers, employees, agents (including volunteers) or sub-contractors, and in the case of any such loss or damage, only to the extent arising from the gross negligence or wilful misconduct of such Party or its officers, employees, agents (including volunteers) or sub-contractors and (b) agrees to indemnify the other Party against all losses, expenses (including legal fees), damages or liabilities suffered or incurred by the other Party as a result thereof or to the extent arising therefrom, respectively, in each case except to the extent due to the gross negligence or wilful misconduct of the other Party and except to the extent unrelated to this Joint Venture or the transactions contemplated herein.
32.	GENERAL
32.1	Each of the Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company and indirectly in relation to each Group Company so as to procure (so far as each is able by the exercise of such rights and powers) that at all times during the term of this Agreement the provisions concerning the structure and organisation of each Group Company and the regulation by the Shareholders of the affairs of each Group Company set out in this Agreement are duly observed and given full force and effect and all actions required of the Parties under this Agreement are carried out in a timely manner. Without prejudice to the generality of the foregoing, each Shareholder shall procure that (subject to their fiduciary duties) each of the directors appointed or deemed to be appointed by it shall execute and do all such acts and things and give and confer all such powers and authorities as they would have been required to execute, do give or confer had they been a party and had covenanted in the same terms as the Party which nominated them a director.

32.2	If there shall be any conflict between the provisions of this Agreement and the provisions of the Articles, then as between the Shareholders, the provisions of this Agreement shall prevail. In the event of a conflict between the provisions of this Agreement and the provisions of the Articles, the Shareholders shall procure so far as each is able that the Articles are amended so that they do not conflict with this Agreement. Each Shareholder agrees that it will not exercise any rights conferred on it by the Articles of the Company which are or may be inconsistent with its rights or obligations under this Agreement.
32.3	Notwithstanding any other provisions of this Agreement, in the event that either Shareholder (or any of its Affiliates) shall be in dispute with or shall have a conflict of interest with any Group Company, whether as a party to a contract with the Group Company referred to in this Agreement or otherwise, such Shareholder shall, and shall procure that the directors nominated by it to the Board and to the board of the relevant Group Company shall, not do anything or omit to do anything (whether through the exercise of any voting rights or otherwise) which would or might prevent the Group Company from exercising or from deciding whether or not to exercise such rights as it may have in respect of the matter or against the Shareholder (or its Affiliate) in question in the best interests of the Group Company, as the case may be, without regard to such dispute or conflict of interest.
32.4	Other than where expressly otherwise provided, nothing in this Agreement shall create, or be deemed to create, a partnership at law, or the relationship of principal and agent, between the Parties or any of them.
32.5	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.
32.6	Each Party agrees and acknowledges that:
(a)	in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement; and
(b)	it shall have no claim for innocent or negligent misrepresentation based upon any representation or warranty set out in this Agreement.
32.7	If any provision of this Agreement is held by any court or other competent authority to be void, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provisions; and the Parties agree to negotiate in good faith such suitable alternative provisions replicating as nearly as possible the intention of such invalid provision, being in the case of a provision held void by a competent authority a provision which is acceptable to the relevant competent authority.
32.8	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.
32.9	The Parties shall bear their own costs of and incidental to the preparation, execution and implementation of this Agreement and the establishment of the Company.
33.	ASSIGNMENT
33.1	Save as permitted by clauses 33.2, this Agreement is personal to the Parties and none of them may assign, mortgage, charge (otherwise than by floating charge) or sub-license any of its rights under this Agreement, or sub-contract or otherwise delegate any of its obligations under this Agreement, except with the prior written consent of the other Parties.
33.2	A Shareholder may assign in whole or in part the benefit of this Agreement to any Permitted Transferee (provided that if such assignee ceases to be a Permitted Transferee the benefit of this Agreement shall be deemed automatically by that fact to have been re-transferred to the Buyer immediately before the assignee ceases to be a Permitted Transferee).
34.	WAIVERS AND AMENDMENTS
34.1	No failure or delay by any Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of such rights and no waiver of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.
34.2	No amendment shall be made to this Agreement save by instrument in writing signed by the Parties.

35.	SERVICE OF NOTICES
35.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be delivered by hand, sent by pre-paid international courier, or sent by fax to the Party due to receive the notice at the following address or fax number or sent by electronic mail:
(i)	in the case of WSM, at c/o Strandveien 20, 1366 Lysaker, Norway, attention Mr Carl Schou (fax: + 60 320845602),
(ii)	in the case of Diana, at do Pendelis 16, 17564 Palaio Faliro, Athens, Greece, attention: the Manager (fax: +302109470101)
(iii)	in the case of the Company, at the address of the Company Greek Office, attention: the Legal Representative of the Company Greek Office (fax: the fax number of the Company Greek Office); and
(iv)	in the case of any other Party, at the address or fax number specified in its Deed of Adherence, or at such other address or fax number as may previously have been specified by that Party by notice given in accordance with this clause 35.
35.2	A notice is deemed to be given or served:
(a)	if delivered by hand, at the time it is left at the address;
(b)	if sent by international courier, on the fourth Business Day after despatch; and
(c)	if sent by fax, on receipt of a clear transmission report.
35.3	In the case of a notice given or served by fax or by hand, where this occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.
36.	GOVERNING LAW AND JURISDICTION
36.1	This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with English law and each Party irrevocably submits to the exclusive jurisdiction of the English Courts in relation to any such dispute or claim.
36.2	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person (a 'Third Party') other than the Parties to this Agreement, and the consent of a Third Party shall not be required for any amendment to or termination of this Agreement.
36.3	WSM irrevocably appoints Wilh. Wilhelmsen Holding ASA (attn: Chief Legal Officer, Corporate Legal department) at present of Strandveien 20, PB 33, 1324 Lysaker, Norway as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by WSM). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England WSM irrevocably agrees to appoint a substitute process agent acceptable to the other Parties and to deliver to such other Parties a copy of the new process agent's acceptance of that appointment within 28 days.
36.4	Diana irrevocably appoints A. Nicolaou & Co. at present of Heath Drive, Potters Road, Herts EN6 1 EN, England as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by Diana). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England Diana irrevocably agrees to appoint a substitute process agent acceptable to the other Parties and to deliver to such other Parties a copy of the new process agent's acceptance of that appointment within 28 days.
36.5	The Company irrevocably appoints A. Nicolaou & Co. at present of Heath Drive, Potters Road, Herts EN6 1 EN, England as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Company). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England the Company irrevocably agrees to appoint a substitute process agent acceptable to the other Parties and to deliver to such other Parties a copy of the new process agent's acceptance of that appointment within 28 days.

THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AS A DEED BY THE PARTIES ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.
Executed and delivered as a deed by Wilhelmsen Ship Management Holding Limited acting by: Dag Schjerven	)
	)	/s/ Dag Schjerven
	)	Director

In the presence of:

/s/ Mette Stokke Nord
Name: Mette Stokkenord
Address: Strandveien 20 1366 Lysaker, Norway

Executed and delivered as a deed by Diana Ship Management Inc. acting by: Semiramis Paliou	)
	)	/s/ Semiramis Paliou
	)	Director

In the presence of:

/s/ Margarita Veniou
Name: Margarita Veniou
Address: Pendelis 16, 175 64 Palaio Faliro Athens, Greece

Executed and delivered as a deed by Diana Wilhelmsen Management Inc. acting by: Ioannis Zafirakis	)
	)	/s/ Ioannis Zafirakis
	)	Director

In the presence of:

/s/ Margarita Veniou
Name: Margarita Veniou
Address: Pendelis 16, 17564 Palaio Faliro Athens, Greece

SCHEDULE 1
RESERVED MATTERS
(a)	change its name;
(b)	make any alteration or addition to its Memorandum of Association or the Articles or other constitutional documents;
(c)	approve any Annual Budget or Annual Business Plan, or make any substantial amendment to the Annual Budget and Annual Business Plan approved by the Shareholders;
(d)	increase the Company's share capital, consolidate, sub-divide or alter any of the rights attached to any Shares or share capital of the Company, reduce the Company's share capital, capitalise any amount standing to the credit of any reserve of the Company or reorganise any of the share capital of the Company;
(e)	issue or allot any Shares, debentures or other securities, or any option, warrant or other interest in respect thereof other than in accordance with clause 3.4;
(f)	create any class of Shares other than the Ordinary Shares;
(g)	approve or register the transfer of Shares to any person save pursuant to a transfer made in accordance with this Agreement;
(h)	carry on any business other than that set out at clause 2 (Business of the Company);
(i)	dispose of the whole or a major part of the business or close down any business operation other than a winding up of the Company in accordance with this Agreement;
())	sell, charge or otherwise dispose of or part with possession of, any capital asset having a market value at the relevant time of US$2,500;
(k)	incorporate or acquire, whether by formation or otherwise, any subsidiary, or dispose of or dilute its interest in any of its subsidiaries for the time being other than in accordance with the Annual Business Plan;
(I)	amalgamate or merge the Company or a subsidiary of the Company, or their respective businesses with any other company or business undertaking;
(m)	enter into any joint venture, partnership, consortium agreement or similar arrangement or acquire any shares or other interest in any company, partnership or joint venture;
(n)	enter into or undertake any contract or commitment (including any contract or commitment by way of loan, guarantee, advance, indemnity or any release of the same) either (i) outside the ordinary course of the business; or (ii) otherwise than on arm's length terms;
(o)	enter into or agree to enter into any transaction with a value of US$2,500 or more other than in accordance with the Annual Budget and Annual Business Plan;
(p)	enter into any transaction or arrangement of any nature whatsoever with any of its shareholders or directors or any person who is an Affiliate of a shareholder or director, whether or not any other person shall be party to such transaction or arrangement;
(q)	incur any capital expenditure or series of capital expenditure (other than in accordance with the limits set forth in the Annual Budget);
(r)	incur any indebtedness or engage in any financing arrangement of any kind (including those of a kind not required to be shown in the Company's audited accounts);
(s)	issue any loan capital or enter into any commitment with respect to the issue of loan capital;
(t)	create or permit to be created any mortgage, charge, pledge, lien, encumbrance or other security interest whatsoever on any asset of the Company or any of its subsidiaries other than in the ordinary course of business to secure financing contemplated by clause 4 (Finance) and any liens arising by operation of law;

(u)	change either:
(i)	its auditors; or
(ii)	its accounting reference date;
(v)	make or permit to be made any material change in the accounting policies and principles adopted by the Company in the preparation of its audited and/or management accounts;
(w)	change the structure and size of the Board, including changing the maximum number of directors referred to in clause 13 (Management of the Company);
(x)	institute, settle or compromise any legal proceedings (other than debt recovery proceedings in the ordinary course of business) involving the Company or a subsidiary or submit to arbitration any dispute involving the Company or a subsidiary;
(y)	pay a dividend other than in accordance with clause 19 (Dividends);
(z)	pass any resolution for its winding up (other than upon the insolvency of the Company);
(aa)	list any Group Company or its shares or other interests on any exchange;
(bb)	enter into or vary any contract of employment or any service contract with an officer or consultant which is not terminable by the relevant Group Company without payment of compensation (other than statutory compensation) within three months, or providing for the payment of remuneration (including pension and other benefits) in excess of a rate of US$15,000 per annum or increase the remuneration of any staff (including pension and other benefits) to a rate in excess of US$15,000;
(cc)	lease or purchase any interest in any land or building or any fixed asset;
(dd)	factor or assign any of its book debts;
(ee)	establish or amend any profit sharing, share option, bonus or other incentive scheme of any nature for directors or employees, or grant any rights thereunder to any person;
(ff)	dismiss any director, officer or employee in circumstances in which it incurs or agrees to bear redundancy or other costs in excess of US$7,000 in total;
(gg)	appoint or remove a member of the senior management team or the Legal Representative or any replacement thereof; or
(hh)	agree to do any of the foregoing.

SCHEDULE 7.2
SAMPLE CALCULATION — DEDUCTION IN MANAGEMENT FEE
Example scenario assumption:
On the third anniversary of the Agreement, the Company manages 10 Diana Vessels and the annual operating expenses of the Company Greek office (less finance costs) are US$1.2mio (i.e. US$100,000 per month).
Example calculation 1:
If, one external vessel then is added to the Company managed fleet, then the total monthly management fees payable by the owners of the Diana Vessels should be reduced by the total monthly expenses of the Company Greek Office (US$100,000) divided by the number of the Diana Vessels plus the one new vessel (i.e. 10+1=11), i.e. by 100,000:11=9,090. The total monthly management fees payable by the owners of the Diana Vessels should then be reduced by 9,090, i.e. by 9,090:10=909 per Diana Vessel.
Example calculation 2:
If three new external vessels then are added to the Company managed fleet, the calculation of the reduction of the management fees payable will be made as follows:
For the first new vessel: 100,000:11(10+1)=9,090:10=909 pm per Diana Vessel
For the second new vessel: 100,000:12(10+2)=8,333:10=833 pm per Diana Vessel
For the third new vessel: 100,000:13(10+3)=7,692:10=769 pm per Diana Vessel
Totally resulting the aggregate monthly reduction per Diana Vessel of 2,511.